                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                   Under the Securities Exchange Act of 1934*
                                (Amendment No. 4)


                               Deluxe Corporation
--------------------------------------------------------------------------------
                                (Name of Issuer)

                     Common Stock, par value $1.00 per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   248019-10-1
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                December 31, 2002
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule
is filed:       [ ] Rule 13d-1(b)
                [X] Rule 13d-1(c)
                [ ] Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

            Person Authorized to Receive Notices and Communications:

                             Janice V. Sharry, Esq.
                              Haynes and Boone, LLP
                           901 Main Street, Suite 3100
                               Dallas, Texas 75202
                                 (214) 651-5562

                                  SCHEDULE 13G

CUSIP No. -- 248019-10-1                                       Page 2 of 9 Pages

      1       NAME OF REPORTING PERSON
              I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

                       ESL Partners, L.P., a Delaware limited partnership 22-2875193

      2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
              (a) [X]
              (b) [ ]

      3       SEC USE ONLY


      4       CITIZENSHIP OR PLACE OR ORGANIZATION

                       Delaware
                                      5 SOLE VOTING POWER
           NUMBER OF
             SHARES                         3,171,845
          BENEFICIALLY
            OWNED BY                  6 SHARED VOTING POWER
              EACH
           REPORTING                            0
             PERSON
              WITH                    7 SOLE DISPOSITIVE POWER

                                             3,171,845

                                      8 SHARED DISPOSITIVE POWER

                                                 0

               9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                           5,215,070

               10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
                   SHARES   [ ]


               11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                           8.5%

               12  TYPE OF REPORTING PERSON

                           PN

CUSIP No. - 248019101                                          Page 3 of 9 Pages

      1       NAME OF REPORTING PERSON
              I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

                       ESL Limited, a Bermuda corporation

      2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
              (a) [X]
              (b) [ ]

      3       SEC USE ONLY


      4       CITIZENSHIP OR PLACE OR ORGANIZATION

                       Bermuda
                                      5 SOLE VOTING POWER

           NUMBER OF                         876,946
             SHARES
          BENEFICIALLY                6 SHARED VOTING POWER
            OWNED BY
              EACH                            0
           REPORTING
             PERSON                   7 SOLE DISPOSITIVE POWER
              WITH
                                            876,946

                                      8 SHARED DISPOSITIVE POWER
                                                0

               9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                            5,215,070

               10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
                   SHARES   [ ]


               11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                            8.5%

               12  TYPE OF REPORTING PERSON

                            CO

CUSIP No. - 248019101                                          Page 4 of 9 Pages

      1    NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

                ESL Institutional Partners, L.P., a Delaware limited partnership 06-1456821

      2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
           (a) [X]
           (b) [ ]

      3    SEC USE ONLY


      4    CITIZENSHIP OR PLACE OR ORGANIZATION

                    Delaware
                                      5 SOLE VOTING POWER
            NUMBER OF
             SHARES                           141,326
          BENEFICIALLY
            OWNED BY                  6 SHARED VOTING POWER
              EACH
           REPORTING                                0
             PERSON                   7 SOLE DISPOSITIVE POWER

                                                 141,326
                                      8 SHARED DISPOSITIVE POWER

                                                   0

               9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                            5,215,070

               10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
                   SHARES   [ ]


               11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                            8.5%

               12  TYPE OF REPORTING PERSON

                            PN

CUSIP No. - 248019101                                          Page 5 of 9 Pages

      1       NAME OF REPORTING PERSON
              I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

                       ESL Investors, L.L.C.
                       13-4095958

      2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
              (a) [X]
              (b) [ ]

      3       SEC USE ONLY


      4       CITIZENSHIP OR PLACE OR ORGANIZATION

                       Delaware
                                      5 SOLE VOTING POWER
           NUMBER OF
             SHARES                         1,024,953
          BENEFICIALLY
            OWNED BY                  6 SHARED VOTING POWER
              EACH
           REPORTING                            0
             PERSON
              WITH                    7 SOLE DISPOSITIVE POWER

                                             1,024,953

                                      8 SHARED DISPOSITIVE POWER

                                                 0

               9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                            5,215,070

               10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
                   SHARES   [ ]


               11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                            8.5%

               12  TYPE OF REPORTING PERSON

                            OO

                                                               Page 6 of 9 Pages

Item 1(a)         Name of Issuer:

                  Deluxe Corporation

Item 1(b)         Address of Issuer's Principal Executive Offices:

                  3680 Victoria Street North
                  St. Paul, Minnesota 55126-1966

Item 2(a)         Names of Persons Filing:

                  ESL Partners, L.P.
                  ESL Limited
                  ESL Institutional Partners, L.P.
                  ESL Investors, L.L.C.

Item 2(b)         Addresses of Principal Business Offices:

                  ESL Partners, L.P., ESL Institutional Partners, L.P., and ESL Investors, L.L.C.:
                  One Lafayette Place
                  Greenwich, CT 06830

                  ESL Limited
                  Hemisphere House
                  9 Church Street
                  Hamilton, Bermuda

Item 2(c)         Citizenship:

                  ESL Partners, L.P. -- Delaware
                  ESL Limited -- Bermuda
                  ESL Institutional Partners, L.P. -- Delaware
                  ESL Investors, L.L.C. -- Delaware

Item 2(d)         Title of Class of Securities:

                  Common Stock, par value $1.00 per share

Item 2(e)         CUSIP Number:

                  248019-10-1

                                                               Page 7 of 9 Pages
Item 3            Status of Persons Filing:

                  (a)    [ ] Broker or dealer registered under section 15 of the
                             Act (15 U.S.C. 78o);

                  (b)    [ ] Bank as defined in section 3(a)(6) of the Act (15
                             U.S.C. 78c);

                  (c)    [ ] Insurance company as defined in section 3(a)(19) of
                             the Act (15 U.S.C. 78c);

                  (d)    [ ] Investment company registered under section 8 of
                             the Investment Company Act of 1940 (15 U.S.C.
                             80a-8);

                  (e)    [ ] An investment adviser in accordance with Section
                             240.13d-1(b)(1)(ii)(E);

                  (f)    [ ] An employee benefit plan or endowment fund in
                             accordance with Section 240.13d-1(b)(1)(ii)(F);

                  (g)    [ ] A parent holding company or control person in
                             accordance with Section 240.13d-1(b)(1)(ii)(G);

                  (h)    [ ] A savings association as defined in Section 3(b) of
                             the Federal Deposit Insurance Act (12 U.S.C. 1813);

                  (i)    [ ] A church plan that is excluded from the definition
                             of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

                  (j)    [ ] Group, in accordance with Section
                             240.13d-1(b)(1)(ii)(J).

Item 4            Ownership:

                  (a) Amount Beneficially Owned: 5,215,070 shares of Common Stock, par value $1.00 per share.

                         This statement is filed on behalf of a group consisting of ESL Partners, L.P., a Delaware limited partnership ("ESL"), ESL Limited, a Bermuda corporation ("Limited"), ESL Institutional Partners, L.P., a Delaware limited partnership ("Institutional"), and ESL Investors, L.L.C., a Delaware limited liability company ("Investors") sometimes referred to collectively as the "ESL Reporting Group." The general partner of ESL is RBS Partners, L.P. (the "General Partner"). The general partner of the General Partner of ESL is ESL Investments, Inc., a Delaware corporation. ESL Investment Management, LLC, a Delaware limited liability company ("ESLIM"), is the investment manager of Limited. RBS Investment Management, LLC, a Delaware limited liability company ("RBSIM") is the general partner of Institutional. RBS Partners, L.P. is the manager of Investors. In the aforementioned capacities, ESL, Limited, Institutional, and Investors each may be deemed to be the beneficial owner of the shares of Deluxe Corporation common stock beneficially owned by the other members of the group.

                         As of December 31, 2002: (i) ESL was the record owner of 3,171,845 shares of common stock of Deluxe Corporation; (ii) Limited was the record owner of 876,946 shares of common stock of Deluxe Corporation;
                         (iii) Institutional was the record owner of 141,326 shares of common stock of Deluxe Corporation; and (iv) Investors was the record owner of 1,024,953 shares of common stock of Deluxe Corporation.

                  (b)    Percent of Class: 8.5%.

                                                               Page 8 of 9 Pages


                  (c)    Number of shares as to which each person has:

                         (i)  sole power to vote or to direct the vote:

                                    See Item 5 of each cover page.

                         (ii) shared power to vote or to direct the vote: 0.

                         (iii)sole power to dispose or to direct the disposition
                              of:

                                    See Item 7 of each cover page.

                         (iv) shared power to dispose or to direct the
                              disposition of:  0.

Item 5            Ownership of 5% or Less of a Class:

                  Not applicable.

Item 6            Ownership of More than 5% on Behalf of Another Person:

                  Not applicable.

Item 7 Identification and Classification of the Subsidiary which Acquired the Security Being Reported on By the Parent Holding
                  Company:

                  Not applicable.

Item 8            Identification and Classification of Members of the Group:

                  See Item 4(a).

Item 9            Notice of Dissolution of Group:

                  Not applicable.

Item 10           Certification:

                  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                                               Page 9 of 9 Pages


                                    SIGNATURE


         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 14, 2003

                         ESL PARTNERS, L.P.

                         By:      RBS Partners, L.P., its general partner
                         By:      ESL Investments, Inc., its general partner

                                  By:               /s/William C. Crowley
                                           -------------------------------------
                                           William C. Crowley
                                           President and Chief Operating Officer

                         ESL LIMITED

                         By:      ESL Investment Management, LLC,
                                  its investment manager

                                  By:               /s/William C. Crowley
                                           -------------------------------------
                                           William C. Crowley
                                           Member

                         ESL INSTITUTIONAL PARTNERS, L.P.

                         By:      RBS Investment Management, LLC,
                                  its general partner

                                  By:               /s/William C. Crowley
                                           -------------------------------------
                                           William C. Crowley
                                           Member

                         ESL INVESTORS, L.L.C.

                         By:      RBS Partners, L.P., its manager
                         By:      ESL Investments, Inc., its general partner

                                  By:               /s/William C. Crowley
                                           -------------------------------------
                                           William C. Crowley
                                           President and Chief Operating Officer

                                INDEX TO EXHIBITS

Exhibit 1 Joint Filing Agreement, dated as of September 18, 2000, entered into by and among ESL Partners, L.P., ESL Limited, ESL Institutional Partners, L.P., and ESL Investors, L.L.C. (incorporated herein by reference to Exhibit 1 to Amendment No. 1 to Schedule 13G filed September 18, 2000).